Exhibit 10.2

SUPPLEMENTARY AGREEMENT

This Supplementary Agreement (the “Supplementary Agreement”) is made and entered into by and between Hyper Corporation (“Seller”) and Vestand Korea Company Limited (“Buyer”) on September 15, 2025, in relation to the Share Purchase Agreement (the “Agreement”) executed on the same date concerning the equity interests in the AI Mindbot Equity Union (the “Target Union”), for the purpose of clarifying the rights and obligations of the Parties.

Article 1 (Conditions Precedent to Closing of the Transaction)

1.	The Parties shall ensure that an extraordinary shareholders’ meeting of the Target Union’s parent company, Xcure Corp. (the “Parent Company”), is convened on November 7, 2025 (the “Extraordinary General Meeting”), with the agenda requested by the Buyer on the date of execution of the Agreement.

2.	The Seller shall take all necessary actions, including notice, convening of the board of directors, and other procedures, to ensure the proper convening of the Extraordinary General Meeting of the Parent Company.

3.	The Transferor shall, on the date of execution of this Agreement, deliver to the Transferee the resignation letters of the three current inside directors (Lee Sang-seok, Choi Joon-young, Choi Bok-gyu) and one outside director (Lim Jin-bin), together with all necessary documents for registration of such resignations (bearing corporate seals and accompanied by seal certificates).

4.	At the extraordinary shareholders’ meeting, the Transferor shall exercise its voting rights in full support of the agenda items requested by the Transferee (appointment of three new inside directors and one new outside director) and ensure that all such items are approved at the meeting.

5.	If requested by the Buyer, the Seller shall delegate its voting rights to the Buyer at the Extraordinary General Meeting of the Parent Company, thereby enabling the Buyer to exercise such voting rights.

Article 2 (Payment of Consideration and Closing of the Transaction)

1.	The payment of ninety percent (90%) of the Purchase Price, i.e., KRW 7,649,982,900, on the Closing Date under Article 3(2) of the Agreement shall be deposited into the account designated by the Seller only upon confirmation that all the conditions set forth in Article 1 of this Supplementary Agreement have been duly satisfied.

2.	Upon completion of all obligations stipulated in Article 1 of this Supplementary Agreement, and payment of the balance as specified above, the Transaction under the Agreement and this Supplementary Agreement shall be deemed completed.

Article 3 (Matters Relating to the Statutory Auditor of the Investee Company)

1.	The Transferor shall use its best efforts to obtain from the statutory auditor of the investee company, prior to the extraordinary shareholders’ meeting, a resignation letter and all necessary documents for registration of resignation (the “Auditor Resignation Documents”).

2.	If the Transferor secures the Auditor Resignation Documents prior to the extraordinary shareholders’ meeting, it shall ensure that one statutory auditor designated by the Transferee is appointed at the meeting.

3.	If, despite the Seller’s best efforts, the appointment of the auditor cannot be confirmed prior to the Extraordinary General Meeting, and such failure is attributable to the Seller, the Seller shall indemnify and hold the Buyer harmless against any losses or damages incurred by the Buyer due to such failure.

4.	The provisions of this Article shall not be construed as additional conditions precedent or closing conditions of the Agreement. However, failure to comply with the obligations of this Article shall be deemed a breach of the Seller’s obligations under the Agreement and this Supplementary Agreement.

Article 4 (Miscellaneous)

1.	This Supplementary Agreement shall prevail over the Agreement to the extent of any inconsistencies between them. Matters not specified herein shall be governed by the Agreement.

2.	This Supplementary Agreement may be amended or modified only by a written agreement signed by both Parties

Executed in two (2) originals on September 15, 2025, with each Party retaining one (1) original.

Seller

Hyper Corporation

637 Eonju-ro, Gangnam-gu, Seoul, 15th Floor, Saihan Holdings Tower

Representative Director: Lee, Sang-Seok

[Seal]

Buyer

Vestand Korea Company Limited

704 Seolleung-ro, Gangnam-gu, Seoul, 12th Floor, Cheongdam Building, Suite 1232

Representative Director: Kim, Ji-Won

[Seal]